As filed with the Securities and Exchange Commission on May 6, 2010
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

CIGNA Corporation
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	06-1059331 (IRS Employer Identification No.)

Two Liberty Place, 1601 Chestnut Street
Philadelphia, Pennsylvania 19192-1550
(Address of principal executive offices)  (Zip Code)

CIGNA Corporation Directors Equity Plan
 (Full title of the plan)

Carol Ann Petren
Executive Vice President and General Counsel
CIGNA Corporation
Two Liberty Place
1601 Chestnut Street
Philadelphia, PA 19192-1550
(215) 761-1000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check One)

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
CIGNA Common Stock, par value $0.25 per share	500,000 (1)	$32.34 (2)	$16,170,000 (2)	$1,152.92

(1)  Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers any additional shares of CIGNA Common Stock that may become issuable pursuant to terms of the CIGNA Corporation Directors Equity Plan to prevent dilution in the event of stock splits, stock dividends or similar transactions.

(2)  Estimated solely for purposes of determining the registration fee in accordance with Rule 457(c) and 457(h) under the Securities Act on the basis of the average of the high and low prices of the Common Stock as reported in the consolidated reporting system of the New York Stock Exchange on May 3, 2010.

PART I
Information Required In the Section 10(a) Prospectus

The information specified in Part I has been omitted from this Registration Statement pursuant to the Note to Part I of Form S-8.

PART II
Information Required in the Registration Statement

Item 3. Incorporation of Certain Documents by Reference

The following documents filed by CIGNA Corporation (the “Company”) with the Securities and Exchange Commission (the “Commission”) are incorporated by reference into this Registration Statement:

(a) The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009, filed February 25, 2010;

(b) The Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2010, filed May 6, 2010

(c)The Company’s Current Reports on Form 8-K filed with the Commission on March 1, 2010 and April 26, 2010; and

(d) The description of the Company’s Common Stock contained in the Registration Statement on Form S-3, filed on August 10, 2009, including any amendment thereto or report filed by the Company for the purpose of updating such description.

In addition, all reports or other documents subsequently filed by the Company  pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part thereof from the date of filing such reports and documents.

For purposes of this Registration Statement, any statement contained in a document incorporated or deemed to be incorporated by reference into this Registration Statement shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed incorporated herein by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Registration Statement, except as so modified or superseded.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel

The legality of the Company’s Common Stock to be issued under the Directors Equity Plan has been passed upon by Danthu T. Phan, who is employed by and serves as Associate Chief Counsel of the Company.  Ms. Phan owns shares of the Company’s Common Stock.

Item 6. Indemnification of Directors and Officers

Under Section 145 of the Delaware Corporation Law, the Company is empowered to indemnify its directors and officers in the circumstances therein provided.

Under Article VI of its by-laws, the Company will indemnify any person who is or was a director or officer of the Company, as well as any other person who is or was serving at the request of the Company as a director, officer or employee of any other entity, who was or is a party or is threatened to be made a party to any action, suit, or proceeding (other than an action by or in the right of the Company), against all expenses (including attorneys’ fees, judgments, fines, and amounts paid in settlement reasonably incurred or suffered by such person).

The Company is insured against liabilities which it may incur by reason of Article VI of its by-laws.  In addition, directors and officers of the Company, as well as any other persons who serve as directors or officers of any other entity at the request of the Company, are insured, at the Company’s expense, against liabilities which might arise against such persons in any such capacity, whether or not the Company would have the power to indemnify such persons against such liability under the provisions of Article VI.

Item 7. Exemption from Registration Claimed

Not applicable.

Item 8. Exhibits

See Exhibit Index.

Item 9. Undertakings

The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this Registration Statement:

(i)  to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Company pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Philadelphia, Commonwealth of Pennsylvania, on May 6, 2010.

CIGNA CORPORATION

By: /s/ Annmarie T. Hagan
Annmarie T. Hagan
Executive Vice President and Chief Financial Officer

Power of Attorney

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below, officers and/or directors of CIGNA Corporation, a Delaware corporation (“CIGNA”), hereby makes, designates, constitutes and appoints CAROL ANN PETREN and NICOLE S. JONES, and each of them (with full power to act without the other), as the undersigned’s true and lawful attorneys-in-fact and agents, with full power and authority to act in any and all capacities for and in the name, place and stead of the undersigned in connection with the filing with the Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”), of this Registration Statement, with all exhibits thereto, and all other documents in connection therewith, and all amendments (including post-effective amendments) thereto.

Such attorneys-in-fact and agents, or any of them, are also hereby granted full power and authority, on behalf of and in the name, place and stead of the undersigned, to execute and deliver all such registration statements, registrations, amendments, exhibits, qualifications and notifications, and to execute and deliver any and all such other documents, and to take further action as they, or any of them, deem appropriate. The powers and authorities granted herein to such attorneys in-fact and agents, and each of them, also include the full right, power and authority to effect necessary or appropriate substitutions or revocations. The undersigned hereby ratifies, confirms, and adopts, as his or her own act and deed, all action lawfully taken by such attorneys-in-fact and agents, or any of them, or by their respective substitutes, pursuant to the powers and authorities herein granted.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities indicated as of  May 6, 2010.

Signature	Title
/s/ David M. Cordani
David M. Cordani	Chief Executive Officer, President and Director (Principal Executive Officer)
/s/ Annmarie T. Hagan
Annmarie T. Hagan	Executive Vice President and Chief Financial Officer (Principal Financial Officer)
/s/ Mary T. Hoeltzel
Mary T. Hoeltzel	Vice President and Chief Accounting Officer (Principal Accounting Officer)

/s/ Isaiah Harris, Jr.
Isaiah Harris, Jr.	Chairman of the Board
/s/ Jane E. Henney, M.D.
Jane E. Henney, M.D.	Director
/s/ Peter N. Larson
Peter N. Larson	Director
/s/ Roman Martinez IV
Roman Martinez IV	Director
/s/ John M. Partridge
John M. Partridge	Director
/s/ James E. Rogers
James E. Rogers	Director
/s/ Joseph P. Sullivan
Joseph P. Sullivan	Director
/s/ Carol Cox Wait
Carol Cox Wait	Director
/s/ Eric C. Wiseman
Eric C. Wiseman	Director
/s/ Donna F. Zarcone
Donna F. Zarcone	Director
/s/ William D. Zollars
William D. Zollars	Director

EXHIBIT INDEX

Number	Description	Method of Filing

5	Opinion of Counsel as to legality of securities	Filed herewith.

23.1	Consent of Counsel (included in Exhibit 5)	Filed herewith.

23.2	Consent of Independent Registered Public Accounting Firm	Filed herewith.

24	Powers of Attorney (included on the Signature Page)	Filed herewith.

99.1	CIGNA Corporation Directors Equity Plan	Filed herewith.